FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1901 – 1177 West Hastings Street

Vancouver, B.C. V6E 2K3

Item 2.	Date of Material Change

July 23, 2008

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is July 23, 2008.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they have intersected additional bulk-tonnage grade gold intercepts at their Livengood Deposit, Alaska.

Item 5.	Full Description of Material Change

The Issuer reports the latest drill results from the ongoing 2008 resource expansion program at its Livengood gold project in Alaska.  The Issuer has received results from two trenches and an additional 14 holes of the 48 holes drilled to date - part of this year’s 150-hole, 45,000-metre program (Figure 1).  Notable intersections were returned from hole MK-RC-011, with 140 metres of 1.0 g/t gold (including 4.6 metres of 5.9 g/t gold), and hole MK-RC-023, which intersected multiple horizons of gold mineralization –including 67 metres of 0.95 g/t gold and 57.9 metres of 2.5 g/t gold.  Both holes are from the south eastern extension of the Lillian core zone (Table 1) and highlight the significant resource expansion potential of the project.

These latest results continue to expand the northwest-trending higher-grade core zone of the Livengood deposit, which remains open in all directions.  The higher grade core zone, as currently defined, has an average width of approximately 300 metres and has been intersected for some 500 metres of strike length with holes in higher grade mineralization at either end.  The Issuer is currently focusing on expanding the zone with step out drilling to the northwest and southeast, as well as evaluating the potential for additional higher-grade zones to the east.

Step out drilling to the west and east of the high grade core, along the overall east-west mineralized belt, continues to return very encouraging results, such as MK-RC-0006 (collared on the east) which returned 178 metres of 0.71 g/t gold, and hole MK-RC-013 (collared on the west) which returned 88 metres at 1.07 g/t gold (Figure 1 and Table 2).

The two reverse circulation drills and one diamond drill are currently operating at the Livengood project.  The Issuer intends to make regular monthly updates of the drilling results and plans to prepare an updated NI 43-101 resource estimate midway through the 2008 program (anticipated to be released in mid-October).

Table 1

New Drill Result Highlights, Livengood Project, Alaska

Hole ID	From (metres)	To (metres)	Length (metres)	Gold (g/t)
MK-RC-0006	15.24	35.03	19.81	0.98
	214.88	259.08	44.20	0.67
	289.56	315.47	25.91	0.62
	330.71	350.52	19.81	0.81
MK-RC-0009	62.48	100.58	38.10	0.58
	109.73	128.02	18.29	0.72
	170.69	193.55	22.86	0.54
MK-RC-0010	146.30	172.21	25.91	0.78
MK-RC-0011	7.62	36.58	28.96	0.44
	65.53	205.74	140.21	1.00
includes	114.30	118.87	4.57	5.92
MK-RC-0012	99.06	126.49	27.43	0.79
	138.68	274.32	135.64	0.56
MK-RC-0013	115.82	123.44	7.62	4.49
includes	118.87	121.92	3.05	10.59
	131.06	195.07	64.01	0.74
MK-RC-0014	181.36	185.93	4.57	0.71
MK-RC-0015	no significant results
MK-RC-0016	no significant results
MK-RC-0017	60.96	67.06	6.10	1.01
	102.11	155.45	53.34	0.73
MK-RC-0018	71.63	82.30	10.67	0.45
	111.25	118.87	7.62	0.98
	137.16	146.30	9.14	0.88
MK-RC-0020	0.00	24.38	24.38	0.53
	76.20	91.44	15.24	0.72
	140.21	172.21	32.00	0.62
MK-RC-0021	4.57	24.38	19.81	0.60
	118.87	129.54	10.67	0.65
	146.30	156.97	10.67	0.88
MK-RC-0023	74.68	89.92	15.24	1.18
includes	76.20	79.25	3.05	4.17
	114.30	181.36	67.06	0.95
	196.60	254.51	57.91	2.51
includes	230.12	236.22	6.10	17.64
Lillian Structure Trench Results
MK-08-TR01	0.00	16.61	16.61	0.64
MK-08-TR02	0.00	18.29	18.29	0.90

Significant intercepts calculated using 0.25 g/t gold cut-off.

Table 2

New Drill Hole Data Mineralization Summary, Livengood Project, Alaska

Hole ID	Total Length (metres)	Length Mineralized (metres)*	Average Grade Mineralized Section Gold (g/t)	% of Hole Mineralized
MK-RC-0006	353.57	178.32	0.71	50%
MK-RC-0009	246.89	135.63	0.58	55%
MK-RC-0010	240.79	57.92	0.73	24%
MK-RC-0011	225.55	184.41	0.91	82%
MK-RC-0012	307.85	188.98	0.60	61%
MK-RC-0013	225.55	88.39	1.07	39%
MK-RC-0014	217.93	15.25	0.46	7%
MK-RC-0015	195.07	30.48	0.39	16%
MK-RC-0016	134.11	0.00	0.00	0%
MK-RC-0017	297.18	123.45	0.61	42%
MK-RC-0018	252.98	80.77	0.57	32%
MK-RC-0020	213.36	97.51	0.56	46%
MK-RC-0021	213.36	62.48	0.59	29%
MK-RC-0023	288.04	170.68	1.44	59%

* Criteria – intervals calculated at a 0.25 g/t gold cutoff and can include up to 3 metres of internal waste.  All intervals are summed for the hole to create an average grade and total thickness for all intervals above cutoff.

Figure 1 Livengood drill hole plan map.
(The 14 new drill holes for which data is reported in this release are shown in red.)

Holes MK-RC 0014, 15 & 16 were drilled in the southwest corner of the target area and indicate that the deposit is restricted in this area as the more favourable host rocks have been structurally removed.

Qualified Person

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this material change report.  Mr. Pontius is not independent of the Issuer, as he is the President and CEO.

Qualified Person and Quality Control/Quality Assurance

The work program at Livengood was designed and is supervised by Dr. Russell Myers, Vice President, Exploration of the Issuer, and Chris Puchner, Chief Geologist (CPG 07048), who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks Alaska for preparation and on to Vancouver, B.C. for assay.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated content, commencement and cost of planned exploration programs, the timing and nature of anticipated exploration program results and the discovery and delineation of mineral deposits/resources/reserves.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

This material change report contains information with respect to adjacent or similar mineral properties in respect of which the Issuer has no interest or rights to explore or mine. The Issuer advises US investors that the US Securities and Exchange Commission's mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Issuer has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Issuer’s properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

July 24, 2008